As filed with the Securities and Exchange Commission on May 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OLD DOMINION FREIGHT LINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	56-0751714
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
500 Old Dominion Way Thomasville, North Carolina	27360
(Address of Principal Executive Offices)	(Zip Code)

OLD DOMINION FREIGHT LINE, INC.

2025 STOCK INCENTIVE PLAN

(Full title of the plan)

Ross H. Parr

Senior Vice President – Legal Affairs, General Counsel and Secretary

Old Dominion Freight Line, Inc.

500 Old Dominion Way

Thomasville, North Carolina 27360

(Name and address of agent for service)

(336) 889-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non‑accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Old Dominion Freight Line, Inc. (the “Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 6,000,000 shares of common stock of the Company authorized for issuance under the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 25, 2025;
(b)
The information contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 21, 2025 and incorporated into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024;
(c)
The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 6, 2025;
(d)
The description of the Company’s common stock, par value $0.10 per share, contained in Exhibit 4.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 25, 2025, including any amendment or report filed for the purpose of updating such description; and
(e)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the year ended December 31, 2024.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any document or any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 13.1-696 through 13.1-704 of the Virginia Stock Corporation Act (the “Act”) prescribe the conditions under which indemnification may be obtained by a present or former director or officer who incurs expenses or liability as a consequence of a legal proceeding arising out of his activities.

Mandatory Statutory Indemnification. Under the Act, unless limited by its articles of incorporation, a Virginia corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. This mandatory indemnification covers expenses incurred in connection with the proceedings.

Permissive Statutory Indemnification. A Virginia corporation may indemnify a director or officer who is a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (1) the individual (a) conducted himself in good faith; and (b) believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests (an individual’s conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies this requirement); and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory as authorized by the Act. Notwithstanding those tests, however, statutory indemnification is prohibited where the individual is held liable to the corporation or where he is held liable on the basis of an improperly received personal benefit.

Court Orders for Advances, Reimbursements or Indemnification. A director or officer who is a party to a proceeding may apply for indemnification or an advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction. If the court determines that the individual is entitled to such indemnification or advance for expenses, the court must order the corporation to pay the individual’s expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. The court may also order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to (i) indemnify the individual or (ii) advance expenses, even if the individual has not met the relevant standard for mandatory indemnification, failed to comply with Section 13.1-699 of the Act or was adjudged liable to the corporation (but if the individual was adjudged so liable, indemnification shall be limited to expenses incurred in connection with the proceeding). If the court orders indemnification or advance for expenses, it may also order the corporation to pay the individual’s expenses to obtain the court-ordered indemnification or advance for expenses.

Voluntary Indemnification. Notwithstanding the limits on statutory indemnification, a Virginia corporation may make any further indemnity, and may make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the corporation’s articles of incorporation, bylaws or a resolution of its shareholders, except an indemnity against (i) his willful misconduct or (ii) a knowing violation of criminal law. A Virginia corporation may also obtain insurance to protect its directors and officers from personal liability whether or not the corporation would have power to indemnify the individual against the same liability under the Act.

The Company’s bylaws contain broad indemnification provisions covering its directors and officers. The Company has also purchased insurance providing for indemnification of its directors and officers. In addition, as permitted by Section 13.1-692.1 of Act, the Company’s articles of incorporation limit the damages that may be assessed against an officer or director in any proceeding brought by a shareholder of the Company in the right of the Company or brought by or on behalf of its shareholders, subject to certain limitations.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1.1

Amended and Restated Articles of Incorporation of Old Dominion Freight Line, Inc. (as amended July 30, 2004) (Incorporated by reference to the exhibit of the same number contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 6, 2004)

3.1.2

Articles of Amendment of Old Dominion Freight Line, Inc. (Incorporated by reference to the exhibit of the same number contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 9, 2012)

3.1.3

Articles of Amendment of Old Dominion Freight Line, Inc. (Incorporated by reference to the exhibit of the same number contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 6, 2020)

3.1.4

Articles of Amendment of Old Dominion Freight Line, Inc. (Incorporated by reference to exhibit 3.1(4) contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed on August 5, 2024)

3.2

Amended and Restated Bylaws of Old Dominion Freight Line, Inc. (Incorporated by reference to the exhibit of the same number contained in the Company’s Current Report on Form 8-K filed on October 20, 2022)

5.1	Opinion of Womble Bond Dickinson (US) LLP, as to the legality of the common stock being registered

23.1	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Powers of Attorney (included on signature page)

99.1	Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan

107.1	Filing Fee Table

Item 9. Undertakings.

(a)
The undersigned Company hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Old Dominion Freight Line, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of North Carolina, on this 21st day of May, 2025.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ Kevin M. Freeman
Kevin M. Freeman
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of Old Dominion Freight Line, Inc. (the “Company”), hereby nominates, constitutes and appoints Kevin M. Freeman and Ross H. Parr, or any one of them severally, to be his or her true and lawful attorney-in-fact and agent and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) or other appropriate form relating to the issuance of certain shares of the common stock, $0.10 par value, of the Company in connection with the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes to the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date

/s/ David S. Congdon
David S. Congdon	Executive Chairman of the Board of Directors	May 21, 2025

/s/ Kevin M. Freeman
Kevin M. Freeman	President, Chief Executive Officer and Director	May 21, 2025
(Principal Executive Officer)

/s/ Adam N. Satterfield
Adam N. Satterfield	Executive Vice President, Chief Financial Officer and Assistant Secretary	May 21, 2025
(Principal Financial Officer)

/s/ Clayton G. Brinker
Clayton G. Brinker	Vice President – Accounting and Finance	May 21, 2025
(Principal Accounting Officer)

Signature	Title	Date

/s/ Sherry A. Aaholm
Sherry A. Aaholm	Director	May 21, 2025

/s/ John R. Congdon, Jr.
John R. Congdon, Jr.	Director	May 21, 2025

/s/ Andrew S. Davis
Andrew S. Davis	Director	May 21, 2025

/s/ Bradley R. Gabosch
Bradley R. Gabosch	Director	May 21, 2025

/s/ Greg C. Gantt
Greg C. Gantt	Director	May 21, 2025

/s/ John D. Kasarda
John D. Kasarda	Director	May 21, 2025

/s/ Debra S. King
Debra S. King	Director	May 21, 2025

/s/ Cheryl S. Miller
Cheryl S. Miller	Director	May 21, 2025

/s/ Wendy T. Stallings
Wendy T. Stallings	Director	May 21, 2025

/s/ Thomas A. Stith, III
Thomas A. Stith, III	Director	May 21, 2025